News Release

Cenveo Sends Revised Proposal to Banta Corporation

STAMFORD, CT - (October 3, 2006) - Cenveo, Inc. (NYSE: CVO) today announced that it sent a revised merger proposal to Banta Corporation (NYSE: BN):

October 3, 2006

Ms. Stephanie A. Streeter
Chairman, President and Chief Executive Officer
Banta Corporation
225 Main Street
Menasha, WI 54952-2003

Dear Ms. Streeter:

We were disappointed to read in your press release issued today that Banta’s Board of Directors has rejected our proposal to acquire Banta for $47 per share. We continue to believe that a combination of these two companies is in the best interests of both Companies’ shareholders and will create a company that could be a powerhouse in the printing industry.

This letter represents our best and final proposal to acquire Banta. Despite your rejection, we remain enthusiastic about acquiring Banta. After spending much time evaluating the synergistic fit and complementary nature of our companies, we are increasing the price at which we propose to acquire Banta to $50 per share in cash (or $34.00 per share if the acquisition is completed after the record date for your “special” dividend). The other terms of our proposal are reflected in the draft merger agreement that was sent to you on September 20, 2006. Our proposal remains subject to receipt of acceptable disclosure schedules.

We are also forwarding a copy of the revised commitment letter that we have received from Lehman Brothers and Wachovia in order to evidence the commitment we have received to finance the transaction at the new price per share set forth in this letter.

If we do not receive your disclosure schedules to our previously provided merger agreement in form and substance acceptable to us and you do not accept our proposal by 5 p.m. (New York time) on Tuesday, October 31, 2006, our proposal to acquire Banta at $50 per share in cash (or $34.00 per share if the acquisition is completed after the record date for your "special" dividend), and all of our prior proposals to acquire Banta will expire. At that time, we will then re-examine all of our alternatives. Since we made our original proposal almost eight weeks ago, we believe that our deadline will provide you with plenty of time to determine if there are any third parties willing to pay more than Cenveo and otherwise conclude your exploration of potential "strategies for maximizing shareholder value".

I continue to have the highest respect for Banta’s manufacturing and sales organization. With the proper senior management leadership and a much larger business platform, we believe that the Banta/Cenveo combination would be a major success in our price-driven world. We hope that you accept our proposal in order to allow these two companies to start focusing on the future. We look forward to your timely response.

Thank you.

Sincerely,

CENVEO, INC.

By:	/s/ Robert G. Burton, Sr.
Robert G. Burton, Sr.
Chairman and CEO

cc:   Jameson Adkins Baxter
John F. Bergstrom
Henry T. DeNero
David T. Gibbons
Janel S. Haugarth
Pamela J. Moret
Paul C. Reyelts
Ray C. Richelsen
Michael J. Winkler

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Cenveo, Inc. (NYSE: CVO - News), http://www.cenveo.com, is one of North America's leading providers of print and visual communications with one-stop services from design through fulfillment. The company's broad portfolio of services and products include, commercial printing, envelopes, labels and business documents through a network of over 80 production, fulfillment and distribution facilities throughout North America.

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Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company's facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company's business. Additional information regarding these and other factors may be contained in the Parent's filings with the SEC. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

These risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo's other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.